UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2007

TREX COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 542-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2007, Trex Company, Inc. (the “Company”) entered into a number of material definitive agreements and material amendments to such agreements in connection with the closing of its previously announced public offering of convertible notes.

Convertible Notes Indenture

On June 18, 2007, the Company entered into an Indenture dated as of June 18, 2007 (the “Base Indenture”) and a Supplemental Indenture dated as of June 18, 2007 supplementing the Base Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) with The Bank of New York, as trustee (the “Trustee”), pursuant to which the Company issued $85 million in aggregate principal amount of its 6.00% Convertible Senior Subordinated Notes due 2012 (the “Notes”). As previously reported, the Company sold the Notes in an underwritten public offering pursuant to a Registration Statement on Form S-3 and related prospectus and prospectus supplement, filed with the Securities and Exchange Commission. The closing of the sale took place on June 18, 2007.

The Notes accrue interest at a rate of 6.00% per year from June 18, 2007. Interest is payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2008. The Notes will mature on July 1, 2012.

Holders may convert their Notes at their option before the close of business on the business day immediately preceding April 1, 2012 only under the following circumstances:

•

during any fiscal quarter of the Company commencing after September 30, 2007, if the last reported sale price of the Company’s common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any ten consecutive trading-day period in which the trading price per Note for each day of that measurement period is less than 98% of the product of the last reported sale price of the common stock and the applicable Note conversion rate on each such day; or

•	upon the occurrence of specified corporate events.

On and after April 1, 2012 until the close of business on the third business day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

Upon conversion of any Notes, the Company will pay cash up to the principal amount of the Notes converted and deliver shares of its common stock to the extent the daily conversion value exceeds the proportionate principal amount of such Notes based on a 40 trading-day observation period. The initial conversion rate is 45.9116 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $21.78 per share of common stock. The conversion rate will be subject to adjustment in some events. In addition, following specified corporate transactions that occur before the maturity date, the conversion rate will be increased for a holder who elects to convert the holder’s Notes in connection with such a corporate transaction in certain circumstances.

The Company may not redeem the Notes. If the Company undergoes a fundamental change, as defined in the Notes, holders may require the Company to purchase the Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest.

The Notes are the Company’s direct, senior subordinated, unsecured obligations and rank equally in right of payment with all of the Company’s existing and future senior subordinated indebtedness, senior in right of payment to all of the Company’s existing and future subordinated indebtedness and junior in right of payment to all of the Company’s existing and future senior indebtedness.

The Company applied a total of approximately $25.7 million of the net proceeds of the sale of the Notes to repay in full $24 million principal amount of its 8.32% Senior Secured Notes due July 19, 2009, together with accrued and unpaid interest and make-whole premium, and approximately $45.7 million principal amount of borrowings outstanding under its senior secured revolving credit facility.

The foregoing summary of the terms of the Notes is qualified in its entirety by reference to the texts of the Indenture and the Supplemental Indenture, which are filed as exhibits 4.1 and 4.2 to this report and incorporated by reference in this Item 1.01.

Amendments to Senior Secured Debt Agreements

Effective on June 18, 2007, the Company entered into amendments to its Credit Agreement, dated as of June 19, 2002, with Branch Banking and Trust Company (as previously amended, the “BB&T Agreement”) and the Reimbursement and Credit Agreement, dated as of December 1, 2004, with JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent (as previously amended, the “JPMorgan Agreement” and together with the BB&T Agreement, the “Agreements”). Branch Banking and Trust Company has extended a senior secured revolving credit facility to the Company under the BB&T Agreement. Among other things, the amendments:

•	extended the maturity of the revolving credit facility to June 30, 2010;

•

reset the maximum revolving commitment amount under the revolving credit facility to be (a) $70 million for the period commencing December 1 of each calendar year to and including May 31 of the immediately succeeding calendar year, and (b) $40 million for the period commencing June 1 to and including November 30 of each calendar year;

•	amended the financial covenants the Company is required to observe under the Agreements, so that:

•

the Company’s ratio of senior debt to EBITDA (as defined for purposes of the Agreements) may not be greater than 3.25 to 1.00 through March 31, 2008, and thereafter may not be greater than (a) 2.50 to 1.00 for any measurement period ending June 30 or September 30, and (b) 3.00 to 1.00 for any measurement period ending December 31 or March 31;

•

the Company’s ratio of total consolidated debt to total consolidated capitalization (as defined for purposes of the Agreements) for any measurement period may not be greater than 60% through March 31, 2008, and thereafter may not be greater than (a) 50% as of any time of measurement during the calendar quarters ending June 30 and September 30, and (b) 60% as of any time of measurement during the calendar quarters ending December 31 and March 31; and

•

the Company’s ratio of EBITDA to fixed charges (as defined for purposes of the Agreements) may not be less than (a) 1.25 to 1.00 for any measurement period through March 31, 2008, and (b) 1.40 to 1.00 for any measurement period thereafter;

•

amended the applicable real estate term loan margin, the applicable revolving loan margin and the unused commitment fee percentage definitions in the BB&T Agreement so that such loan margins and fee percentage will be determined with reference to the Company’s ratio of senior debt to EBITDA (as defined for purposes of the BB&T Agreement); and

•

revised the annual facility fee payable by the Company under the JPMorgan Agreement, which will be calculated based on the Company’s ratio of funded net senior debt to EBITDA (as defined for purposes of the JPMorgan Agreement).

The foregoing description of the amendments is qualified in its entirety by reference to the text of the amendments, which are filed as exhibits 10.1 and 10.2 to this report and incorporated in this Item 1.01 by reference.

On June 18, 2007, concurrently with the effectiveness of the foregoing amendments to the Agreements, the Company executed three promissory notes to Branch Banking and Trust Company under the BB&T Agreement secured by real property of the Company in the aggregate principal amount of approximately $6.7 million. The three promissory notes, which replace previously outstanding promissory notes, extend the maturity of the underlying indebtedness to June 30, 2011.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this report with respect to the Indenture and the Notes is incorporated by reference in this Item 1.02.

As discussed under Item 1.01, the Company applied some of the net proceeds of the sale of the Notes to repay in full the Company’s 8.32% Senior Secured Notes due June 19, 2009, which were issued pursuant to a Note Purchase Agreement dated as of June 19, 2002, as amended, among the Company and each of the Noteholders named therein. Following the repayment of such Senior Secured Notes on June 18, 2007, the obligations of the Company under the Note Purchase Agreement have been effectively terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated by reference in this Item 2.03.

Upon the closing of the sale of the Notes, the Company became obligated on $85 million aggregate principal amount of unsecured senior subordinated indebtedness. The Trustee or holders of at least 25% in principal amount of the outstanding Notes can declare 100% of the principal of and accrued and unpaid interest on all the Notes to be due and payable immediately if specified events of default occur and are continuing. Events of default include the failure to make payment of interest on any Note when due and payable; the failure to pay the principal of any Note when due and payable at its stated maturity or upon required repurchase as a result of a fundamental change; a default on certain other outstanding indebtedness or a failure to discharge certain judgments; and certain events of bankruptcy, insolvency or reorganization relating to the Company or any significant subsidiary.

Subject to conditions of availability established under the BB&T Agreement, as amended, the Company may become obligated for up to $70 million principal amount of borrowings at any time under the revolving credit facility established pursuant to the BB&T Agreement. The payment of all outstanding principal, interest and other amounts outstanding under the revolving credit facility may be declared immediately due and payable upon the occurrence of an event of default. The BB&T Agreement contains customary events of default, including failure of the Company to make payments when due, failure to comply with specific covenants, conditions or agreements, or specified events of bankruptcy. The BB&T Agreement also has a cross-default provision with other material indebtedness of the Company, including the Notes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The Company herewith files the following exhibits:

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of June 18, 2007, between Trex Company, Inc. and The Bank of New York, as trustee.

4.2	Supplemental Indenture, dated as of June 18, 2007, between Trex Company, Inc. and The Bank of New York, as trustee, including the form of 6.00% Convertible Senior Subordinated Note due 2012.

10.1	Ninth Amendment to Credit Agreement, effective as of June 18, 2007, between Trex Company, Inc. and Branch Banking and Trust Company.

10.2	Fifth Amendment to Reimbursement and Credit Agreement, effective as of June 18, 2007, between Trex Company, Inc. and JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: June 19, 2007	/s/ Paul D. Fletcher
Paul D. Fletcher
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit

4.1	Indenture, dated as of June 18, 2007, between Trex Company, Inc. and The Bank of New York, as trustee.

4.2	Supplemental Indenture, dated as of June 18, 2007, between Trex Company, Inc. and The Bank of New York, as trustee, including the form of 6.00% Convertible Senior Subordinated Note due 2012.

10.1	Ninth Amendment to Credit Agreement, effective as of June 18, 2007, between Trex Company, Inc. and Branch Banking and Trust Company.

10.2	Fifth Amendment to Reimbursement and Credit Agreement, effective as of June 18, 2007, between Trex Company, Inc. and JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent.